Exhibit 99.1

GigOptix Announces 2009 Third Quarter Financial Results and Provides Shareholder Update

PALO ALTO, CA (November 12, 2009) GigOptix, Inc. (OTCBB: GGOX), a leading provider of electronic engines for the optically connected digital world, today announced its financial results for the third quarter ended October 4, 2009.

Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix stated, “The third quarter was our most financially challenging as a public company as two of our major telecom clients unexpectedly reduced their product orders. While the revenue was disappointing due to reasons we can account for, this quarter was highlighted by few major achievements: (1) Significant M&A activities which yielded fruits with the recent completion of the acquisition of ChipX which would have doubled the company’s revenue for the first nine months of 2009 assuming that the companies would have been combined as of January 1, 2009, opened new customer channels into the defense, test & measurement and consumer electronic markets, and complemented our product portfolio with silicon analog ASIC mixed-signal technologies and products, and (2) Important achievements with regard to product release and shipment that bode well for 2010. In the quarter each product line experienced significant achievements, for example: the ultra low power consumption HX4 series was successfully demonstrated at datacenter system customer locations; the GX line successfully launched the GX3 series, a range of receivers for 10Gb/s, 40Gb/s and 100Gb/s networks; and the LX line introduced the LX8 series which are the first sold polymer based modulators for 40Gb/s and 100Gb/s operation. GigOptix continues to establish itself in the industry with a highly diverse and complete portfolio of electronic devices for the optically connected digital world with a fast growing list of blue chip customers on three continents now moving to production with our products. This investment in product innovation was supported by our strong cash position as we continued with product development and market penetration activities in spite of the challenging quarter in order to ensure our future market position and growth.”

Financial Highlights for Third Quarter 2009

•

Revenue for the third quarter of 2009 was $3.1 million, an increase of $687,000, or 28%, from $2.5 million for the same period in 2008. Revenue was lower than anticipated as two large clients unexpectedly reduced their product order due to the economic environment. However, our new GX line of products are experiencing strong market acceptance and helping to dramatically diversify our client base which in turn will make GigOptix less reliant on large accounts in the future. Overall, management is encouraged by the new business development trends of our expanding product lines, and new clients which should mitigate the risk of being so heavily dependent on any one client in the future.

•	On a non-GAAP basis revenue for the third quarter of 2009 was $3.1 million, a decrease of $878,000, or 22%, from $4.0 million for the same period in 2008.

•

Loss from operations decreased for the third quarter of 2009 to $1.2 million, compared to $1.7 million for the same period in 2008. While loss from operations is showing improvement as the company becomes more streamlined and efficient, it also suffered based on the loss of revenue during the quarter as fixed overhead could not be reduced.

•

Net loss for the third quarter of 2009 was $1.2 million, or $(0.23) per share based on 5.2 million shares compared to $1.6 million, or $(1.40) per share based on 1.2 million shares for the same period in 2008. Included in the net loss are higher R&D expenses which were incurred as the Company continued product development that is required for the current quarter and beyond.

•	On a non-GAAP basis, the net loss for the third quarter of 2009 was $609,000, an improvement of $1.1 million or 64% from the non-GAAP net loss of $1.7 million for the same period in 2008.

•

Our cash position as of October 4, 2009, was $2.8 million, compared to $2.1 million at the close of the second quarter, with a current ratio of 2.7 to 1. Our book value totaled $7.6 million or $1.46 per common share, based on 5.2 million outstanding shares.

Dr. Katz continued, “In addition to our product launches, we continued to attract new opportunities to serve the United States Government and Military with our technology including moving one step further in securing a $5 million government funding to develop faster and more integrated polymer modulator technology and products. Additionally, we expect to complete the Phase II project milestones for the Defense Advanced Research Projects Agency (DARPA) which could result in approximately $750,000 revenue before the end of 2009. We were pleased to see the maintenance of our gross margins and a strong cash position, current ratio and book value.”

Financial Highlights for the Nine Months ending October 4, 2009

•

Revenue for the nine months ending October 4, 2009 was $11.7 million, an increase of $5.3 million, or 83%, from $6.4 million in the same period in 2008. Revenues increased as the result of our combination with Lumera and the release of new products.

•	On a non-GAAP basis the revenue for the nine months ending October 4, 2009 was $11.7 million, an increase of $1.8 million, or 18%, from $9.9 million in the same period in 2008.

•

Gross profit for the nine month period of 2009 increased 77% to $6.8 million or 58% of revenues compared to $3.9 million or 61% of revenue for the same period in 2008. Margins have remained consistent in the 58-61% range.

•

Loss from operations decreased for the nine month period in 2009 to $3.3 million, compared to $5.1 million for the same period in 2008. Losses from operations should continue to decrease as we launch new products and streamline operations.

•

Net loss for the nine month period ending October 4, 2009 decreased to $2.8 million or $(0.54) per share based on 5.2 million shares outstanding compared to $5.3 million during the same period in 2008 or $(6.01) per share based on 888,000 shares outstanding.

•

On a non-GAAP basis, net loss for the nine month period ending October 4, 2009 decreased to $1.5 million or $(0.28) per share based on 5.2 million shares outstanding compared to $10.9 million during the same period in 2008 or $(12.31) per share based on 888,000 shares outstanding.

Dr. Katz concluded, “Unfortunately, new contracts and other meaningful product developments are not yet reflected in our financial results due to the continued economic pressures experienced in the semiconductor space. We have also seen extended design times from some customers as they push out projects to manage costs resulting in a delay in revenues from product launched at the beginning of this year. We are at a critical inflection point as we transition to a much more broadly diversified company with many new products that are now qualified and will be sold to existing and new clients in 2010. We remain confident in our ability to service our clients, execute on our business plan and still believe that we are in the correct sector as a high speed analog integrated circuit supplier within the semiconductor industry. Industry analysts predict that the market segments addressed by GigOptix will grow robustly in 2010 after a tough 2009. Lastly, we will still look to consolidate further all of the transactions we have made during the past couple of years. We expect the integration of our recently announced acquisition of ChipX will allow us to continuously improve our cost structure and execute our business more efficiently. Finding superior M&A candidates and continuing to seek acceptance by major datacom customers to support our growth efforts, while progressing toward sustainable profitability, will be our main priorities.”

Shareholder Update on Acquisition Strategy

Management believes that the current economic climate has created some unique opportunities to help GigOptix, which has established a strong business foundation, continue to grow via acquisitions of synergistic businesses and assets. As such, the Company was pleased to announce on November 10 that it acquired ChipX, to complement its existing operations. The acquisition is currently undergoing consolidation of operations and management teams which GigOptix expects to yield large cost savings while increasing revenue per employee to over $300,000 in 2010, which would represent a significant improvement in productivity as compared to 2009. The terms of the deal provide for the ChipX investors to receive approximately 3.5 million common shares, representing approximately 26% of the fully diluted share count of GigOptix (which assumes all outstanding stock options and warrants are exercised). Our preliminary assessment of the net working capital balance assumed from ChipX on the date of the acquisition was approximately negative $1 million. This amount includes an accounts receivable credit line with Bridge Bank N.A. of approximately $2 million, cash of approximately $1.8 million, together with other assets acquired and liabilities assumed. In addition to the operational benefits, the acquisition added new strategic and institutional investors as owners of our common stock. The company is continuing to actively pursue other M&A opportunities that would increase not only the top line of GGOX, but prove to be accretive to earnings.

Product Updates

The third quarter of 2009 was eventful in terms of product delivery and development:

•

Released the GX3 series, a full range of Transimpedance Amplifiers (TIAs) under the GX product family. The development of these TIAs was a result of the close collaboration of expertise between the offices in Zurich and Palo Alto.

•	Began shipping out engineering samples of the LX8400, the smallest available 40G DPSK Mach-Zehnder Modulator available in the market.

•	Successfully tested the LX8900 at 110GHz time stretched analog to digital conversions at UCLA.

•	Introduced the GX6261, a driver for 40G DQPSK optical networks.

•	The HX4 series of ultra low power multi-channel 10G drivers and receivers gained traction with multiple module active optical customer developments progressing well.

•

Demonstrated to major system vendors the potential to deliver a 1Watt 120G optical link for datacenters, using the HX4 series. This is seen as a critical threshold which can trigger mass adoption of optical interconnects in new datacenter deployments due its valuable energy saving potential.

•	A Senate sub-committee approved federal funding for an on-chip polymer modulator integrated photonic transceiver development of which the company remains eligible to receive up to $5 million.

•	Awarded a new $750,000 DARPA SBIR Contract.

•	Our Electro Optic polymer material was used by leading IC makers for on-chip optical inter-connect development.

Julie Tipton, Vice President of Marketing of GigOptix stated, “Going forward our main goal as a company is to continue servicing and providing superior products to our clients. As mentioned above, we recently announced the pre-production of the LX8400, a 40G polymer modulator and the introduction of 7 new GX3 series receiver products this year which we anticipate will increase our served market opportunity for the GX product line by approximately 66% in 2010. We also are managing our risk profile by broadening our customer base in Asia and the U.S., both within the U.S. government and through the expansion of our Fortune 500 customer base. We have a well balanced portfolio across products and markets, including some truly revolutionary technologies which will drive long term growth as well as practical product for today’s applications which are displacing competitors due to the excellent performance and value they offer. We believe that this is the best way to solidify our platform going forward and be a key industry player over the long-term.”

Conference Call

GigOptix will hold its quarterly conference call to discuss the third quarter of 2009 operating results on Thursday, November 12, 2009 at 4:30 p.m. Eastern Standard Time (1:30 p.m. PST).

Conference call and the live audio web cast details:

When: Thursday, November 12, 2009 at 4:30 p.m. Eastern Standard Time (1:30 p.m. PST)

Toll-free: 800-901-5217

International: 617-786-2964

Pass code: 64899572

Live Audio web cast: www.gigoptix.com.

Telephone replay will be available until November 18, 2009 at 7:30 p.m. Eastern Standard Time (4:30 p.m. PST)

Toll-free: 888-286-8010

International callers: 617-801-6888

Pass code: 71084146

Web cast will be archived on the Company’s website at www.gigoptix.com.

About GigOptix Inc.

GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 120G. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the brining of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the impact of the ChipX acquisition with respect to increased longevity of product revenue, the ability to integrate the team, the new management and the new directors, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, the establishment of the banking relationship with Bridge Bank, including the accounts receivable credit line, the likelihood that the appropriations bill for the development of GigOptix’s On-Chip polymer modulator integrated photonic transceiver will receive legislative approval and ultimately become law, whether GigOptix will receive any funding in connection with the appropriations bill, and the achievement of milestones for the DARPA and the expected increase in revenue as a result of such of milestones. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its second quarter Form 10-Q, which is expected to be filed with the SEC on or before November 18, 2009. An updated Corporate Presentation with visual representation of the financials is now available at www.ir.gigoptix.com under Presentations & Webcasts.

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 4, 2009	December 31, 2008	Net Change
			$	%
ASSETS
Current assets:
Cash and cash equivalents	$2,814	$6,871	$(4,057)	-59.0%
Accounts receivable, net	2,990	2,475	514	20.8%
Inventories	997	1,019	(22)	-2.2%
Prepaid and other current assets	970	1,043	(73)	-7.0%

Total current assets	7,771	11,408	(3,638)	-31.9%
Property and equipment, net	898	771	127	16.5%
Intangible assets, net	859	1,231	(372)	-30.2%
Restricted cash	749	749	1	0.1%
Other assets	354	712	(358)	-50.3%

Total assets	$10,631	$14,871	$(4,240)	-28.5%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,529	$1,496	$33	2.2%
Accrued and other current liabilities	1,312	2,472	(1,159)	-46.9%
Line of credit	—	800	(800)	-100.0%

Total current liabilities	2,841	4,768	(1,926)	-40.4%
Pension liabilities	176	173	3	1.7%
Deferred tax liabilities	35	118	(83)	-70.3%

Total liabilities	3,052	5,059	(2,006)	-39.7%

Stockholders’ Equity
Common stock, $0.001 par value	5	5	—	0.0%
Additional paid-in capital	69,170	68,576	594	0.9%
Accumulated deficit	(61,773)	(58,952)	(2,822)	4.8%
Accumulated other comprehensive income	177	183	(6)	-3.3%

Total stockholders’ equity	7,579	9,812	(2,234)	-22.8%

Total liabilities and stockholders’ equity	$10,631	$14,871	$(4,240)	-28.5%

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended				Nine months ended
	October 4,		September 26,		October 4,		September 26,
	2009	%	2008	%	2009	%	2008	%
Revenue
Product	$2,142	68.1%	$2,460	100.0%	$7,582	64.9%	$6,389	100.0%
Government contract	1,005	31.9%	—	0.0%	4,108	35.1%	—	0.0%

Total revenue	3,147	100.0%	2,460	100.0%	11,690	100.0%	6,389	100.0%
Cost of revenue
Product	964	30.6%	533	21.7%	3,100	26.5%	2,522	39.5%
Government Contract	367	11.7%	—	0.0%	1,765	15.1%	—	0.0%

Total cost of revenue	1,331	42.3%	533	21.7%	4,865	41.6%	2,522	39.5%
Gross profit	1,816	57.7%	1,927	78.3%	6,825	58.4%	3,867	60.5%
Research and development expense	1,255	39.9%	1,109	45.1%	3,919	33.5%	3,019	47.3%
Selling, general and administrative expense	1,744	55.4%	2,553	103.8%	6,170	52.8%	5,662	88.6%
Acquired in-process research and development	—	0.0%	—	0.0%	—	0.0%	319	5.0%

Total operating expenses	2,999	95.3%	3,662	148.9%	10,089	86.3%	9,000	140.9%
Loss from operations	(1,183)	-37.6%	(1,735)	-70.5%	(3,264)	-27.9%	(5,133)	-80.3%
Interest income (expense)	—	0.0%	(78)	-3.2%	(2)	0.0%	(287)	-4.5%
Other income (expense)	8	0.3%	79	3.2%	338	2.9%	(119)	-1.9%

Loss before benefit from (provision for) income taxes	(1,175)	-37.3%	(1,734)	-70.5%	(2,928)	-25.1%	(5,539)	-86.7%
Benefit from (provision for) income taxes	(22)	-0.7%	93	3.8%	107	0.9%	198	3.1%

Net loss	$(1,197)	-38.0%	$(1,641)	-66.7%	$(2,821)	-24.1%	$(5,341)	-83.6%

Net loss per share - basic and diluted	$(0.23)		$(1.40)		$(0.54)		$(6.01)

Weighted average number of shares used in per share calculations - basic and diluted	5,229		1,173		5,193		888

GIGOPTIX, INC.

RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE

(In thousands)

(Unaudited)

	Quarters Ended
	Sep 30,	Dec 31,	Mar 28,	Jun 27,	Sep 26,	Dec 31,	Apr 5,	July 5,	Oct 4,
	2007		2008				2009
GAAP Revenue	$833	$1,103	$1,683	$2,246	$2,460	$3,266	$4,094	$4,449	$3,147
Pre-acquisition revenue relating to:
Helix Semiconductor	$445	$786	$—	$—	$—	$—	$—	$—	$—
Lumera Corporation	$624	$356	$484	$1,499	$1,565	$1,278	$—	$—	$—

Non-GAAP Revenue	$1,902	$2,245	$2,167	$3,745	$4,025	$4,544	$4,094	$4,449	$3,147

Use of Non-GAAP Revenue: The tables include pre-acquisition revenue for Helix Semiconductor and for Lumera Corporation for each of the last two quarters of 2007 and for each of the first three quarters of 2008 and September 27 through December 9, 2008.

GIGOPTIX, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)

AND ADJUSTED CONSOLIDATED NON-GAAP NET INCOME (LOSS)

(In thousands)

(Unaudited)

	Sep 30,	Dec 31,	Mar 28,	Jun 27,	Sep 26,	Dec 31,	Apr 5,	July 5,	Oct 4,
	2007		2008				2009
GAAP net loss	$(1,087)	$(1,575)	$(2,108)	$(1,591)	$(1,641)	$(2,354)	$(1,015)	$(609)	$(1,197)

Special items
Stock based compensation expense	—	72	12	43	50	216	140	222	214
Liquidation of subsidiary in Italy	—	300	—	—	—	—	—	—	67
Acquisition -related compensation charge	—	—	175	175	175	175	175	175	175
Intangible amortization	—	—	143	143	143	183	121	123	131
Acquired IPR&D	—	—	319	—	—	397	—	—	—
Merger related expenses	—	—	—	130	597	971	—	—	—
Non recurring employee charge	—	—	—	—	—	—	—	114	—
Gain on sale of assets	—	—	—	—	—	—	(300)	—	—

Total special items	—	372	649	491	964	1,942	136	634	588

Non-GAAP net income (loss)	$(1,087)	$(1,203)	$(1,459)	$(1,100)	$(677)	$(412)	$(879)	$25	$(609)

Pre-acquisition results relating to Helix Semiconductor:
GAAP net income	$98	$213	$—	$—	$—	$—	$—	$—	$—

Helix non-GAAP net income	$98	$213	$—	$—	$—	$—	$—	$—	$—

Pre-acquisition results relating to Lumera Corporation:
GAAP net loss	$(4,831)	$(5,086)	$(6,041)	$(1,686)	$(1,522)	$(2,755)	$—	$—	$—

Stock based compensation expense	584	493	(263)	133	74	94	—	—	—
Merger related expenses	—	—	893	288	427	953	—	—	—

Lumera non-GAAP net loss	$(4,247)	$(4,593)	$(5,411)	$(1,265)	$(1,021)	$(1,708)	$—	$—	$—

Adjusted consolidated non-GAAP net income (loss)	$(5,236)	$(5,583)	$(6,870)	$(2,365)	$(1,698)	$(2,120)	$(879)	$25	$(609)

Use of Non-GAAP Net Income (Loss):

To supplement its consolidated loss from operations in accordance with GAAP, GigOptix uses non-GAAP net income (loss) results which are computed from the most directly comparable GAAP net loss amounts and adjusted with the certain items as shown above and described below.

•	Acquired IPR&D.

Acquired in-process research and development charges relate to projects in process as of the respective acquisition date that have not reached technological feasibility and are immediately expensed.

•	Merger and acquisition-related expenses.

The Company incurred certain expenses related to the acquisition of Helix Semiconductor and the merger of Lumera Corporation, including legal, accounting, and auditing services.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Expenses related to the liquidation of our subsidiary in Italy.

The Company liquidated its R&D center in Italy in 2007. Certain charges occurred related to this dissolution, related to employee separation costs and certain professional fees.

•	Non recurring severance charges.

Non recurring employee charge relates to an employee cash settlement beginning upon termination of employment.

•	Gain on sale of assets.

As a part of the merger with Lumera Corporation, the Company acquired assets previously written down to zero book value. In February 2009, the assets were sold for $300,000 in cash. This amount is included in the reconciliation because the nature of the income is outside the Company’s normal business activities.

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